EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 20, 2008, relating to the financial statements and financial highlights which appears in the September 30, 2008 Annual Report to Shareholders of the Target 2010 Fund, Target 2015 Fund, Target 2020 Fund and Target 2025 Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
January 22, 2009